Exhibit 10.3

Form of Long-Term Incentive Award Notice and Severance Agreement

NATIONAL RESEARCH CORPORATION

LONG-TERM INCENTIVE AWARD NOTICE AND SEVERANCE AGREEMENT

GRANTEE:	[Associate Name]

TYPE OF AWARD:	Cash

AMOUNT:	Up to $[Amount] (the “Maximum Amount”)

DATE OF GRANT:	[Date] (the “Grant Date”)

1. Grant of Award. This Award Notice and Severance Agreement (this “Agreement”) serves to notify you that National Research Corporation, a Delaware corporation (the “Company”), hereby grants to you the opportunity to earn a cash award up to the Maximum Amount (the “Award”) on the terms and conditions set forth in this Agreement, as well as certain severance terms. You should review the terms of this Agreement carefully.

2.        Payout.

(a)     In General. Subject to the terms and conditions set forth in this Agreement and provided you are still in the employment of or other approved service in the same or another executive or similar role at the Company or any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company (each an “Affiliate”) through [Date], then, on the Payment Date, you will receive a cash payment of the Award (the “Payout”) determined as follows: [Performance Goal]; provided, however, that such Payout may be reduced by the Company’s Compensation and Talent Committee (the “Committee”) in the exercise of its Negative Discretion if [Performance Metric] for the year ended [Date] is less than [Amount].

(b)     Equity in Lieu of Cash. Notwithstanding anything to the contrary in this Agreement, the Payout (as determined in accordance with Section 2(a) of this Agreement) or the Alternate Payout (as determined in accordance with Section 4 of this Agreement) may be made in whole or in part with shares of publicly tradable stock of the Company (“Company Shares”), in lieu of cash, if (i) the Committee determines, based on the advice of its financial and legal advisors, that payment of some or all of the Payout or Alternate Payout in cash would be materially adverse to the Company or (ii) you consent. In the case of the Payout, the Company Shares will be valued at the volume-weighted average closing price for the trading days between public announcement of the Company’s financial results for [Date] and the date two business days prior to [Date], or such other date, not later than [Date], as the Committee may determine (the “Payout VWAP Period”). In the case of the Alternate Payout, the Company Shares will be valued at the volume-weighted average closing price for the 10 trading days prior to the date your employment with or service to the Company or any Affiliate terminates (the “Termination Date”). To the extent the Payout or Alternate Payout is paid in Company Shares, and insufficient shares are available under the Company’s 2006 Equity Incentive Plan or any other equity incentive plan with Company Shares registered under the Securities Act of 1933, as amended, any balance will be paid in cash.

(c)      “Negative Discretion” Defined. “Negative Discretion” means the Committee’s discretion to eliminate or reduce the size of the Payout or Alternate Payout if, in the Committee’s good-faith belief, such action is appropriate under the circumstances. In the case of the Payout, Negative Discretion will equally impact all similar awards granted by the Company to other recipients on the Grant Date.

(d)      “Payment Date” Defined. “Payment Date” means the date determined by the Committee following its certification of the Payout. The Payout will be made by [Date], unless the Payout is paid entirely or partly in Company Shares and the Committee extends the Payout VWAP period, in which case the payment will be made within two business days after the end of the Payout VWAP period.

3.        Withholding and Section 409A.

(a)       Withholding. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, without any gross-ups or similar payments made to you.

(b)     Section 409A. Any payments made or to be made pursuant to this Agreement may be considered “nonqualified deferred compensation” that are subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”). The Company intends, but does not guarantee, that any payments made or to be made pursuant to this Agreement will be paid in compliance with Section 409A or an applicable exception. Neither the time nor the schedule of any payments may be accelerated or delayed except as permitted pursuant to Section 409A and the applicable regulations. The any payments made or to be made pursuant to this Agreement shall be administered in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A and the applicable regulations.

4.        Effect of Termination without Cause, Resignation with Good Reason, Death, or Disability.

(a)       Alternate Payout. Subject to the terms and conditions set forth in this Agreement, in the event of your termination without Cause (as hereinafter defined), resignation with Good Reason (as hereinafter defined), death or disability (as defined in Section 22(e) of the Code) prior to [Date], then, on a date determined by the Committee, you (or in the case of your death, the beneficiary designated on your beneficiary designation form filed with the Company, or in the absence of such form, your estate or the person or persons to whom your property passes under your will or the laws of descent and distribution) will receive a cash payment of the Award (the “Alternate Payout”) determined as follows: [Performance Goal]; provided, however, that such Alternate Payout may be reduced by the Committee in the exercise of its Negative Discretion if [Performance Metric] for the most recent twelve calendar months ended prior to such termination is less than the interpolated [Performance Metric Goal]. For the avoidance of doubt, you will not be eligible for the Payout under Section 2(a) if you receive the Alternate Payout.

(b)     Severance. Subject to the terms and conditions set forth in this Agreement, in the event of your termination without Cause or resignation with Good Reason prior to [Date], you will be entitled to receive the following payments (collectively, the “Severance Payments”): (i) continued payment in accordance with the Company’s normal payroll procedures, practices, and policies of your then-current annual base salary for a one (1) year following the Termination Date, plus (ii) a lump sum payment equal to the actual cash bonus earned for the year in which your termination occurred (after certification of the bonus by the Committee), prorated for the number of days during the year served prior to termination as a percentage of the entire calendar year, payable in accordance with the Company’s normal payroll procedures, practices, and policies.

(c)      Release. As a condition to the receipt of any and all of the Severance Payments and the Alternate Payout, you shall execute and comply with the terms of a general release of all claims against the Company and its Affiliates and representatives, in form satisfactory to the Company (the “General Release”). The General Release must be signed, and the period provided therein for revocation must have expired, not later than sixty days from the Termination Date. Notwithstanding anything to the contrary contained herein, no Severance Payments or Alternate Payout shall be paid until the General Release is signed and the revocation period has expired, and any amounts that would otherwise have been paid prior to such date shall be paid within a reasonable time after such date, without interest.

5.        Effect of Change in Control.

(a)       In General. The following provisions shall apply in the event of a Change in Control:

(i)    To the extent the successor company (or a subsidiary or parent thereof) assumes the Award, with appropriate adjustments to preserve the value of the Award or provides a substitute for the Award on substantially the same terms and conditions (including payment solely in cash and an agreement to allocate the personnel and resources and to pursue strategies intended to support maximum achievement of the Award), in each case in the good faith determination of the Committee in effect prior to the Change in Control after consultation with you, the existing terms will continue to apply.

(ii)   To the extent the successor company (or a subsidiary or parent thereof) (x) does not assume the Award or provide a substitute for the Award as set forth in Section 5(a)(i) of this Agreement or (y) assumes the Award or provides a substitute for the Award as set forth in Section 5(a)(i) of this Agreement and your employment or service is terminated without Cause or with Good Reason between the date 45 days prior to the execution of a definitive agreement in contemplation of a Change in Control and continuing through the Payment Date:

a.	the Maximum Amount of the Award will be deemed earned and Negative Discretion shall not be exercised; and

b.	the Award will be paid in cash promptly after (i) the consummation of the Change in Control (if due under clause (x) of Section 5(a)(ii)) or (ii) the Termination Date (if due otherwise).

(b)       “Cause” Defined. “Cause” for termination by the Company or any Affiliate of your employment or service shall mean: (i) refusal or negligent or intentional failure by you to perform the essential functions of your position with the Company or any Affiliate after written warning and reasonable opportunity to cure, other than any failure resulting from your incapacity due to physical or mental disability, it being understood that a reasonable, good faith attempt to perform but failure to do so will not be deemed a failure to perform essential functions for purposes of this definition of Cause; (ii) failure to comply with any lawful directive by the Board of Directors of the Company (the “Board”) after written warning and opportunity to cure, it being understood that a reasonable, good faith attempt to comply with such directive but failure to do so will not be deemed a failure to comply for purposes of this definition of "Cause"; (iii) a material violation by you of the corporate governance guidelines, code of ethics, insider trading policy, governance policy, or other policy of the Company or any Affiliate; (iv) a breach of any fiduciary duty to the Company or any Affiliate; (v) misconduct in the course and scope of employment by you that is materially injurious to the Company or any Affiliate from a monetary or reputational standpoint; (vi) any attempt to willfully obtain any personal profit from any transaction which is adverse to the interests of the Company or any Affiliate or in which the Company or any Affiliate has an interest (unless your interest in the transaction has been disclosed to, and the transaction has been approved by, the Company’s board of directors) or any act of fraud or embezzlement against the Company or any Affiliate or any of their respective customers or suppliers; (vii) a material breach by you of any of the covenants contained in any employment, severance or other agreement applicable to you; (viii) the repeated use of alcohol, abuse of prescription drugs, or use of illegal drugs by you that interferes with your duties, or a material violation by you of the drug and/or alcohol policies of the Company or any Affiliate; (ix) violation of any applicable law, rule or regulation, including without limitation the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule, or regulation, in each case, that is materially injurious to the Company or any Affiliate from a monetary or reputational standpoint; or (x) the conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude.

(c)      “Change in Control” Defined. “Change in Control” means (A) a change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (B) if any of the following occurs after the Grant Date:

(i)          Any “person” within the meaning of Section 3(a)(9) of the Exchange Act, and as modified and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company, any employee benefit plan sponsored or maintained by the Company (including any trustee of such plan (acting as trustee) or other fiduciary holding securities under an employee benefit plan of the Company), and any underwriter temporarily holding securities pursuant to an offering of such securities) (“Person”), other than a Permitted Holder becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; provided, however, that the following will not constitute a Change in Control: any acquisition by any corporation if, immediately following such acquisition, more than seventy-five percent (75%) of the outstanding securities of the acquiring corporation (or the parent thereof) ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors;

(ii)          Individuals who constitute the Board of the Company as of the Grant Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Grant Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4) of the directors comprising the Incumbent Board, either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination (other than an election or nomination of an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of the Company, including, without limitation, in connection with a “tender offer,” as such term is used in Section 14(d) of the Exchange Act), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(iii)     Upon the consummation by the Company of a reorganization, merger, or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger, or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than seventy-five percent (75%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors;

(iv)       Upon the approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary of the Company or to an entity controlled by a Permitted Holder; or

(v)       Upon the consummation of a transaction subject to Rule 13e-3 of the Exchange Act (other than any such transaction in which the Permitted Holders identified in romanette (iii) of the definition of Permitted Holder hereunder are the beneficial owners of more than fifty percent (50%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors).

(d)         “Good Reason” Defined. “Good Reason” means the occurrence of any of the following, without your written consent, resulting in the termination of your employment or service with the Company or any Affiliate:

(i)        material diminution in the overall scope of your duties, authorities and/or responsibilities from those held by you immediately prior to the time of a Change in Control, it being understood that (A) the fact that the Company may be a subsidiary of a different public company or becomes a private company, and any diminution of duties in respect of no longer having public company related duties, and (B) a change in reporting responsibilities to the extent the Company becomes part of a larger corporate group, will not be considered a diminution;

(ii)        requirement for geographic relocation of your assigned principal business location to a location greater than fifty (50) miles from the place of your principal business location immediately prior to the time of a Change in Control; or

(iii)      diminution by ten percent (10%) or more of your annual base salary in effect immediately prior to the time of a Change in Control, except a decrease of not more than 15% in connection with the same percentage decrease applied to all members of the senior leadership team in response to a Company or other event or circumstance that, in the good faith determination of the Board, requires such cost saving measures.

(c)         “Permitted Holder” Defined. “Permitted Holder” means: (i) the Company or a subsidiary of the Company, (ii) any employee benefit plan sponsored by the Company or a subsidiary of the Company, or (iii) Michael or Karen Hays, or their siblings, or the children or grandchildren of Michael or Karen Hays or their siblings (collectively, “Family Members”) or one or more trusts, corporations, partnerships, limited partnerships, limited liability companies, or other such entities, so long as at least eighty percent (80%) of the beneficial interests of each such entity are held by Mr. or Mrs. Hays and/or one or more Family Members.

6.          Company Policies. Your ability to dispose of any Company Shares may be limited by stock ownership guidelines adopted by the Company for certain officers and key employees, and the Company is authorized to place a restrictive legend on such shares, issue stop-transfer instructions to the transfer agent, or take such other actions as may be advisable, in the Committee's sole discretion, to enforce such ownership guidelines. Please determine whether you are subject to the guidelines and how many Company Shares may be disposed of prior to attempting to dispose of any shares or other restrictions that may be applicable to you. Your rights under this Agreement will be subject to the Company’s clawback policy.

7.           Nonassignability. Your rights under this Agreement may not be alienated, transferred, assigned, or pledged (except by will or the laws of descent and distribution).

8.          Rights of the Company and Affiliates. This Agreement does not affect the right of the Company or an Affiliate to take any corporate action whatsoever, including, without limitation, its right to recapitalize, reorganize, or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Company Shares, or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business. Nothing in this Agreement shall create any rights to employment by the Company or any Affiliate or alter the at-will nature of your employment.

9.          Committee Discretion. The Committee has sole discretion to interpret and make all decisions in relation to this Agreement, and all such interpretations and decisions will be final and binding on you. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, the Company’s Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Award such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Award, then the Committee may, in such manner as it may deem equitable, adjust the Award, including the performance criteria thereunder, the Payout, and the Alternate Payout.

10.          Amendment. The Company may only alter, amend, or terminate this Agreement with your consent.

11.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

12.          Notices. All notices and other communications to the Company required or permitted under this Agreement shall be written, and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested, addressed to the Company’s office at 1245 Q Street, Lincoln, Nebraska 68508, Attention: Chief Executive Officer. Each such notice and other communication delivered personally shall be deemed to have been given when delivered. Each such notice and other communication delivered by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein.

13.         Restrictive Covenants. You acknowledge and agree that during the course of your employment with or service to the Company or any Affiliate (collectively, the “Company Group”), you will have access to confidential information which, if disclosed, would assist in competition against the Company Group, and that the Company Group will be entrusting you, in your unique and special capacity, with developing the goodwill of the Company Group during the course of your employment or service. Therefore, you hereby acknowledge and agree that the following restrictive covenants (i) are necessary to protect the goodwill, confidential information, and other legitimate interests of the Company Group, (ii) are reasonable and necessary to induce the Company to enter into this Agreement, and (iii) are of a scope (including, without limitation, the Restricted Period) that is reasonably tailored, and not broader than necessary, to protect the legitimate business interests of the Company Group, and do not prevent or preclude you from earning a suitable livelihood. You hereby agree to abide by the following restrictive covenants:

(a)        Non-Competition. From the grant date of the Option until the Termination Date and continuing for one (1) year immediately after Termination Date (collectively, the “Restricted Period”), you will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend your name or any similar name to, lend your credit or render services or advice to, any Competitive Business, provided, however, that nothing herein will be deemed to prevent you from acquiring through market purchases and owning, solely as an investment, less than one percent (1%) in the aggregate of the equity securities of any Competitive Business, whose shares are registered under Section 12(b) or Section 12(g) of the Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as you are not directly or indirectly a member of any “control group” (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer; and provided further, however, that nothing herein will be deemed to prevent you from acquiring through market purchases and owning, solely as an investment, any shares, units or other interest in a mutual fund, exchange-traded fund, unit investment trust, or similar investment vehicle whose holdings include investments in any Competitive Business. For purposes of this Award Notice, the term “Competitive Business” means the companies listed on Exhibit A, along with their subsidiaries, affiliates, successors, and assigns.

(b)         Non-Solicitation and Non-Interference. During the Restricted Period, you will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion, whether on your own behalf or on behalf of or in conjunction with any other person or entity of any nature:

(i)         solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(ii)       solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group; provided, however, that this prohibition shall not apply to general solicitations, in any medium, not specifically targeted at the employees or contractors of any member of the Company Group (however, you shall not (and shall cause any person or entity with which you are affiliated not to) hire any employee or contractor of any member of the Company Group who responds to such a general solicitation).

(c)         Non-Disclosure. During the Restricted Period (and in the case of trade secrets, through the end of the applicable statute of limitations), you will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion:

(i)        divulge, communicate, use to the detriment of any member of the Company Group, or for the benefit of any other person(s), or misuse in any way, any confidential information, documents, materials or trade secrets pertaining to any member of the Company Group, except as required or compelled by law; or

(ii)        divulge, communicate, use to the detriment of any member of the Company Group, or for the benefit of any other person(s), or misuse in any way, any information, documentation, files, or other materials (written or verbal) arising out of or related to any Company Group employee, contractor, customer, shipper, vendor or supplier, except as required or compelled by law, regardless of whether such information, documents or materials are treated as confidential by any member of the Company Group.

(d)         Forfeiture. If you breach any of the restrictive covenants set forth in this Section 13, any then-unpaid portion of the Payout, the Alternate Payout, or Severance Payments will be immediately forfeited.

(e)         Enforcement. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 13, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. The covenants in this Section 13, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Award Notice shall thereby be reformed.

14.        Ownership of Intellectual Property. You agree that the Company shall own, and you hereby assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by you during the period in which you are or have been employed by or in service to the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and you shall promptly disclose all Company Intellectual Property to the Company. All of your works of authorship and associated copyrights created during the period in which you are employed by or in service to the Company or any other member of the Company Group and in the scope of your employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act, as amended. You shall perform, during and after the period in which you are or have been employed by or in service to the Company or any other member of the Company Group, all acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

* * * * * * * * * *

ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Agreement. The undersigned further acknowledges that this Agreement set forth the entire understanding between him or her and the Company regarding the subject matter of this Agreement and that this Agreement supersede all prior oral and written agreements on that subject.

Dated: [Date]

Grantee:

[Associate Name]

National Research Corporation

By:
Michael D. Hays
Chief Executive Officer and President

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